Exhibit 99.4

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the inclusion of our opinion letter, dated January 2, 2019, as Annex D to, and the reference thereto under the captions “SUMMARY— Opinions of Celgene’s Financial Advisors” and “CELGENE PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT AND BRISTOL-MYERS SQUIBB PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE — Opinions of Celgene’s Financial Advisors”; in, the joint proxy statement/prospectus of Celgene Corporation and Bristol-Myers Squibb Company, which joint proxy statement/prospectus is part of the Registration Statement on Form S-4 of Bristol-Myers Squibb Company.  By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

New York, New York

February 1, 2019